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                      July 22, 2021

       R. Lee Phegley, Jr.
       Chief Financial Officer
       Invesco Mortgage Capital Inc.
       1555 Peachtree Street. N.E.,
       Suite 1800
       Atlanta, Georgia 30309

                                                        Re: Invesco Mortgage
Capital Inc.
                                                            Form 10-K for
fiscal year ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 001-34385

       Dear Mr. Phegley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction